EXECUTION VERSION

CREDIT AGREEMENT
dated as of December 22, 2023
between

GREENLIGHT REINSURANCE, LTD.,
as Borrower,
and
CIBC BANK USA,
as Lender

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TABLE OF CONTENTS
Page

i
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ANNEX A     Addresses for Notices
    ANNEX B    Borrower Information
Exhibit A    Form of Note and Demand Note
Exhibit B    Form of Request for Letter of Credit
Exhibit C    Form of Account Pledge Agreement
Exhibit D    Form of Blocked Account Agreement
Exhibit E    Form of UCC Financing Statement
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CREDIT AGREEMENT
THIS CREDIT AGREEMENT dated as of December 22, 2023 (this “Agreement”) is entered into among GREENLIGHT REINSURANCE, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands and licensed as a Class D insurance company with CIMA under license number 645363 (“Borrower”), and CIBC BANK USA (“CIBC US”), in its capacity as Lender.
Lender has agreed to make available to Borrower a revolving credit facility and letter of credit facility upon the terms and conditions set forth herein.
In consideration of the mutual agreements herein contained, the parties hereto agree as follows:
Section 1.
DEFINITIONS; PRINCIPLE OF CONSTRUCTION.
1.1Definitions. When used herein the following terms shall have the following meanings:
“Account Pledge Agreement” means that certain Account Pledge Agreement substantially in the form of Exhibit C attached hereto by and between Borrower and Lender, as amended from time to time in accordance with its terms.
“Advance” means, collectively, any Loan and any unreimbursed draws on a Letter of Credit.
“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to Lender, any entity administered or managed by Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 15% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, Lender shall not be deemed an Affiliate of Borrower. For purposes of clarity, Canadian Imperial Bank of Commerce and each of its direct and indirect subsidiaries are “Affiliates” of CIBC US.
“Agreement” is defined in the preamble of this Agreement.
“Applicable Law” means any Law which is applicable to Borrower, its business or properties, the Loan Documents or the Advances hereunder.
“Attorney Costs” means all reasonable and documented fees and charges of one law firm to Lender (including one local counsel law firm in each relevant jurisdiction to the extent reasonably necessary); provided, however, if a conflict of interest exists and a party affected by such conflict retains its own counsel, Attorney Costs shall include all reasonable and documented fees and charges of another firm of counsel for such affected party.
“Auto-Extension Letter of Credit” is defined in Section 2.3.7.
“Bail-In Action” is defined in Section 13.21.
“Base Rate” means for any day, the greatest of (a) the Federal Funds Rate for such day plus 0.5%, (b) the Prime Rate for such day and (c) one percent (1%) per annum.
“Base Rate Margin” means two and 50/100 percent (2.50%) per annum.
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“Blocked Account Agreement” means that certain Blocked Account Control Agreement substantially in the form of Exhibit D attached hereto by and among Borrower, Lender and CIBC US as depository institution.
“Borrower” is defined in the preamble of this Agreement.
“BSA” is defined in Section 9.4.
“Business Day” means a day of the week (but not a Saturday, Sunday or holiday) on which (a) the Chicago, Illinois offices of Lender are open to the public for carrying on substantially all of Lender’s business functions and (b) that is not a legal holiday or another day on which banks are required by law to close in the Cayman Islands. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.
“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.
“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.
“Cash Collateral Account” means a blocked account to be opened and held with Lender, which shall at all times be subject to the Security Documents.
“Cash Collateralization Date” means the earlier to occur of that date which is (a) sixty (60) days after the issuance of any Letter of Credit (the “Final Cash Collateralization Date”) and (b) as soon as reasonably possible, but in any event, within five (5) Business Days following Borrower’s receipt of the cash collateral securing the Existing Letter of Credit, if any, which is being replaced by such Letter of Credit.
“Cash Collateral Funding Event” is defined in the definition of Funding Event.
“Cash Collateralize” means to deliver cash collateral to Lender, to be held as cash collateral for outstanding Letters of Credit, pursuant to the terms of the Collateral Documents in an amount equal to the Stated Amount of the applicable Letter of Credit. Derivatives of such term have corresponding meanings.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall, unless otherwise approved by the Agent in its reasonable discretion, be deemed to

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have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or unconditionally exercisable after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Capital Securities of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) as set forth in the preceding parenthetical; (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (c) all issued and outstanding Capital Securities of Borrower fail to be owned, directly or indirectly, by Parent.
“CIBC US” is defined in the preamble of this Agreement.
“Closing Date” is defined in Section 11.1.1.
“Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute.
“Collateral” is defined in the Account Pledge Agreement.
“Collateral Documents” means, collectively, the Account Pledge Agreement, the Blocked Account Control Agreement, and any other agreement or instrument pursuant to which Borrower or any other Person grants or purports to grant collateral to Lender to secure the Obligations or otherwise relates to such collateral.
“Commitment” means Lender’s commitment to issue Letters of Credit under this Agreement. The initial amount of Lender’s commitment to issue Letters of Credit is $200,000,000.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time and any successor statute.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contingent Liability” means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise

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to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the lesser of (i) the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby and (ii) the maximum stated amount so guaranteed or supported.
“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding (i) earn-outs and other Contingent Obligations in connection with Permitted Acquisitions until such obligations become a liability on the balance sheet of such Person in accordance with GAAP and (ii) trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the lesser of (i) the aggregate principal amount of such indebtedness and (ii) the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the letters of credit), (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person, (i) all Debt of any partnership of which such Person is a general partner unless such Debt is expressly made non-recourse to such Person and (j) any Capital Securities or other equity instrument that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise. For the avoidance of doubt, and notwithstanding anything herein to the contrary, no letter of credit facility shall constitute Debt until such time as a letter of credit is issued thereunder, following which time, only the undrawn face amount of any letters of credit issued thereunder plus any unreimbursed draws thereunder as of the applicable date of determination shall constitute Debt for purposes of this Agreement and the other Loan Documents.
“Default” means any event or condition that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.
“Demand Note” means, collectively, those certain Notes in the form of Exhibit A dated as of the Closing Date in the original principal amounts of $30,000,000 (with respect to the Unsecured Letter of Credit Limit) and $200,000,000 (with respect to the Commitment), each as amended, restated or otherwise modified from time to time. For the avoidance of doubt, any outstanding principal amounts evidenced by both Demand Notes shall not be cumulative.
“Dollar” and the sign “$” mean lawful money of the United States of America.
“Event of Default” means any of the events described in Section 12.1.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized or incorporated under the laws of, or having its principal office or applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to the Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 6.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes that would not have been imposed but for Lender’s failure to comply with Section 6.5(d) and (d) any Taxes imposed under FATCA.

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“Existing Letter of Credit” means any standby letter of credit issued to Borrower or GRIL under the committed letter of credit facility provided by Citibank Europe Plc to Borrower pursuant to the terms of that certain letter agreement dated as of August 20, 2010 by and between Borrower and Citibank Europe Plc, as amended prior to the date hereof, and as further amended, restated or otherwise modified from time to time.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor or version that is substantially compatible and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into by the United States pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“FCPA” is defined in Section 8.13.1.
“Federal Funds Rate” means, for any day, a fluctuating interest rate equal for each day during such period to the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal Funds effective rate and (b) 0%, or, if such rate is not so published for any day which is a Business Day, the rate determined by Lender in its reasonable discretion. Lender’s determination of such rate shall be binding and conclusive absent manifest error.
“Final Cash Collateralization Date” is defined in the definition of Cash Collateralization Date.
“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.
“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year.
“Floor” means a rate of interest equal to 0%.
“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.
“Funding Amount” means (a) in the case of a Cash Collateral Funding Event, the amount of Cash Collateral required to be delivered on the corresponding Cash Collateral Funding Date; (b) in the case of a Reimbursement Funding Event, the amount of any draw made on an Unsecured Letter of Credit and (c) in the case of Payment Funding Event, the amount of the Obligations due and payable on the applicable date.
“Funding Event” means the occurrence of any one of the following: (a) Borrower’s failure to Cash Collateralize any Letter of Credit on or before the corresponding Final Cash Collateralization Date (a “Cash Collateral Funding Event”); (b) Borrower’s failure to reimburse Lender for any draw on any Unsecured Letter of Credit on or before noon, Chicago time, on the date of any such draw (a “Reimbursement Funding Event”) or (c) the becoming due of any Obligations (whether principal, interest, fees or other charges) (a “Payment Funding Event”).
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative,

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judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“GRIL” means Greenlight Reinsurance Ireland, dac, a designated activity company formed under the laws of the Republic of Ireland.
“Indemnified Liabilities” is defined in Section 13.15.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“ISP” means at any time the most recent International Standby Practices issued by the Institute for International Banking Law & Practice, Inc.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations (including, without limitation, insurance regulations), ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof, in each case whether or not having the force of law.
“L/C Application” means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Lender at the time of such request for the type of letter of credit requested.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
“L/C Document” means with respect to any Letter of Credit, the L/C Application, the Master Letter of Credit Agreement and any other document, agreement and instrument entered into by Lender and Borrower or in favor Lender and relating to any such Letter of Credit.
“Lender” means CIBC US, together with each of its permitted successors and assigns in such capacity.
“Lender Party” is defined in Section 13.15.
“Letter of Credit” means a standby letter of credit issued by Lender under Section 2.1.2.
“Letter of Credit Expiration Date” means, with respect to any Letter of Credit, that date which is one (1) year after the initial issuance (or, in the case of a Retroactive Letter of Credit, one (1) year after the effective date thereof) of such Letter of Credit, in each case, as may be extended pursuant to Section 2.3.6.
“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.
“Loan or Loans” is defined in Section 2.1.1.
“Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Collateral Documents, and all documents, instruments and agreements delivered in connection with the foregoing.
“Margin Stock” means any “margin stock” as defined in Regulation U.

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“Master Letter of Credit Agreement” means, the Master Letter of Credit Agreement, dated as of the date hereof, by Borrower in favor of Lender, as may be amended, restated, duplicated, replaced or otherwise modified from time to time.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business or properties of the Borrower, (b) a material impairment of the ability of Borrower to perform any of the material Obligations (as determined by Lender in its reasonable discretion) under any Loan Document, (c) a material adverse effect upon any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against Borrower of any material Loan Document (as determined by Lender in its reasonable discretion) or (d) a material impairment of Lender’s rights and remedies under this Agreement and the other Loan Documents, taken as a whole.
“Maximum Revolving Loan Amount” means $30,000,000.
“Non-Extension Notice Date” is defined in Section 2.3.7.
“Note” means the Demand Note and the Revolving Note.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties (monetary (including post-petition interest, allowed or not) or otherwise) of Borrower under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of Borrower in respect of Letters of Credit, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due and including interest and fees that accrue after the commencement by or against Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by Borrower under any Loan Document and (b) the obligation of Borrower to reimburse any amount in respect of any of the foregoing that Lender, in its sole discretion, may elect to pay or advance on behalf of Borrower.
“OFAC” is defined in Section 9.4.
“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).
“Other Taxes” means all present or future stamp, court, transfer, value added, excise or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 7.2).
“Paid in Full” means (a) the payment in full in cash and performance of all Secured Obligations, (b) the termination of the Commitment and (c) either (i) the cancellation and return to Lender of all Letters of Credit or (ii) the cash collateralization of all Letters of Credit in accordance with this Agreement.
“Parent” means Greenlight Capital Re, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands.
“Patriot Act” is defined in Section 13.13.

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“Payment Funding Event” is defined in the definition of Funding Event.
“Permitted Lien” means a Lien expressly permitted hereunder pursuant to Section 10.2.
“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority, or any other entity, whether acting in an individual, fiduciary or other capacity.
“Prime Rate” means, for any day, the rate of interest in effect for such day as announced from time to time by Lender as its prime rate (whether or not such rate is actually charged by Lender), which is not intended to be Lender’s lowest or most favorable rate of interest at any one time. Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change; provided that Lender shall not be obligated to give notice of any change in the Prime Rate.
“Regulation D” means Regulation D of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Reimbursement Funding Event” is defined in the definition of Funding Event.
“Relevant Governmental Body” means the Federal Reserve Board, the Federal Reserve Bank of New York, a committee officially endorsed or convened by either thereof, or any successor thereto.
“Retroactive Letter of Credit” is defined in Section 2.3.8.
“Revolving Credit Facility” means the revolving line of credit in the Maximum Revolving Loan Amount as set forth in Section 2.1.1.
“Revolving Credit Termination Date” means the earlier to occur of (a) December 21, 2024 and (b) the date on which the Commitment terminates pursuant to Section 5 or Section 12
“Revolving Note” means that certain Note in the form attached hereto as Exhibit A dated as of the Closing Date in the original principal amount of $30,000,000, as amended, restated or otherwise modified from time to time.
“Revolving Outstandings” means, at any time, the sum of the aggregate principal amount of all outstanding Loans.
“Sanctions” is defined in Section 8.13.2.
“SEC” means the Securities and Exchange Commission or any other Governmental Authority succeeding to any of the principal functions thereof.
“Senior Officer” means any of the chief financial officer, president or any other officer of Borrower having financial responsibilities and material knowledge regarding financial matters.
“Stated Amount” means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit required to be reimbursed by Borrower pursuant to this Agreement.
“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, association, joint venture or other business entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting

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power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity (other than securities or interest having such power only by reason of the happening of a contingency). Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower, if any.
“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings (including backup withholding), and any interest and penalties and other additions to taxes with respect to the foregoing.
“Term Loan Agreement” means that certain Credit Agreement dated as of June 16, 2023 by and among Parent, the other “Loan Parties” thereunder, the financial institutions that are or may from time to time become parties thereto and CIBC Bank USA, as administrative agent for the lenders, as amended from time to time.
“Termination Date” means the earlier to occur of (a) December 21, 2024; provided, however, that the Commitment shall automatically be extended for additional one-year terms unless Lender or Borrower provided the other party at least 120 days written notice of its desire not to extend before the then applicable Termination Date; and (b) the date on which the Commitment terminates pursuant to Section 5 or Section 12.
“UCP” means the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance of a Letter of Credit.
“Unsecured Letter of Credit” means any Letter of Credit which is not Cash Collateralized.
“Unsecured Letter of Credit Limit” means $30,000,000.
“Withholding Agent” means Borrower and Lender.
1.2Other Interpretive Provisions. The following provisions shall apply to this Agreement and each other Loan Document, unless otherwise specified or the context otherwise requires: (a) Definitions of terms shall apply equally to the singular and plural forms of such terms; (b) Any pronoun shall include the corresponding masculine, feminine and neuter forms; (c) The words “include,” “includes” and “including” shall be deemed followed by the phrase “without limitation”; (d) The word “will” shall have the same meaning and effect as the word “shall”; (e) Any definition of or reference to any agreement, instrument or other document (including any organization document) shall include all amendments, supplements, modifications, exhibits, schedules and attachments thereto in effect (subject to any restrictions set forth in any Loan Document); (f) Any reference to any Person shall include its successors and assigns; (g) The words “herein,” “hereof” and “hereunder,” and words of similar import shall refer to such Loan Document in its entirety and not to any particular provision thereof; (h) All references to Sections, Exhibits and Schedules shall refer to such Loan Document; (i) Any reference to any law or regulation shall include all statutory, regulatory and self-regulatory rules, regulations, requirements, or provisions, including those consolidating, amending, modifying, supplementing, implementing, replacing or interpreting such law or regulation from time to time; (j) The words “asset” and “property” shall have the same meaning and effect and refer to any and all real and personal property, tangible and intangible assets, cash, securities, accounts and contract rights; (k) Section headings are included for convenience of reference only and shall not affect the interpretation thereof; (l) In calculating periods of time, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (m) all references to times of day shall be references to Central time (daylight or standard, as applicable); (n) all limitations, tests or measurements in the Loan Documents shall be cumulative notwithstanding that they measure or regulate the same or similar matters; and (o) the Loan Documents have been reviewed, negotiated and produced by all parties hereto and their counsel and shall not be construed against Lender merely because of Lender’s involvement in their drafting.
1.3Accounting Terms; Changes in GAAP. Unless otherwise set forth herein, (a) all accounting terms not specifically or completely defined herein shall be construed in conformity with, and

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all financial data required to be submitted hereunder shall be prepared in conformity with, GAAP, as in effect from time to time, applied on a consistent basis and in a manner consistent with that used in preparing the pre-Closing financial statements; (b) all financial statements delivered hereunder shall be prepared without giving effect to FASB ASC 825 and FASB ASC 470-20 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof; and (c) if any change in GAAP would affect the calculation of any financial ratio or requirement set forth in any Loan Document, and Borrower or Lender requests, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change, provided that, until so amended, (i) such ratio or requirement shall continue to be calculated under GAAP prior to such change therein and (ii) Borrower shall provide to Lender financial statements and other documents required hereunder or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. All obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements.
Section 2.
CREDIT FACILITIES; ADVANCES; LETTER OF CREDIT PROCEDURES
1.1Credit Facilities.
1.1.1Revolving Credit Facility. On and subject to the terms and conditions of this Agreement, Lender may make loans to Borrower (and Borrower hereby authorizes Lender to make such loans) on a revolving basis (“Loans”) from time to time until the Revolving Credit Termination Date; provided that after giving effect to such Loans, the Revolving Outstandings will not at any time exceed the Maximum Revolving Loan Amount. Within the foregoing limits and subject to the terms and conditions set forth herein, the Loans may be borrowed, prepaid and reborrowed.
1.1.2Commitment. Subject to the terms and conditions set forth herein, Lender agrees from time to time on any Business Day during the period from the Closing Date until the Termination Date, to issue Letters of Credit in Dollars (or in British Pounds, Canadian Dollars, Euros or Japanese Yen using a conversion rate reasonably acceptable to Lender in consultation with Borrower) at the request of Borrower for the account of Borrower or GRIL, and to amend Letters of Credit previously issued by it, in accordance with Section 2.3.2 and 2.3.3 below; provided that Lender shall not be obligated to make any L/C Credit Extension, if as of the date of such L/C Credit Extension, (a) the aggregate Stated Amount of all Letters of Credit would exceed the Commitment or (b) the aggregate Stated Amount of all Unsecured Letters of Credit would exceed the Unsecured Letter of Credit Limit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in this Section 2.1.2.
1.2Loan Procedures. The occurrence of any Funding Event shall be deemed to be a request by Borrower for a Loan on such Funding Event, in the corresponding Funding Amount. If Lender elects to advance a Loan upon the occurrence of a Funding Event, the proceeds of such Loans shall be disbursed as follows: (a) in the case of a Cash Collateral Funding Event, directly into the Cash Collateral Account; (b) in the case of a Reimbursement Funding Event, directly to Lender for reimbursement of a draw under the applicable Letter of Credit and (c) in the case of a Payment Funding Event, directly to Lender for payment of the relevant Obligation.
1.3Letters of Credit.
1.3.1L/C Applications. Borrower shall give notice to Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit substantially in the form of Exhibit B attached hereto. Each such notice shall be accompanied by an L/C Application, duly executed by Borrower and in all

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respects satisfactory to Lender, together with such other documentation as Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, whether GRIL will be a co-applicant under the Letter of Credit, the expiration date of such Letter of Credit (which, except as otherwise permitted under this Section 2.3, shall not be later than the scheduled Termination Date (unless such Letter of Credit is Cash Collateralized)), if Borrower desired that the Letter of Credit to be issued in a currency other than Dollars, such currency and whether such Letter of Credit is to be transferable in whole or in part. So long as the conditions precedent set forth in Section 11 with respect to the issuance of such Letter of Credit have been satisfied, Lender shall issue such Letter of Credit on the requested issuance date. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, Lender will also deliver to Borrower a true and complete copy of such Letter of Credit or amendment.
1.3.2Limitations of Lender’s Obligation to Issue Letters of Credit. Lender shall not be under any obligation to issue any Letter of Credit if:
(a)subject to Sections 2.3.6 and 2.3.7, the expiry date of such requested Letter of Credit would occur later than the earlier of (i) the Termination Date and (ii) the Letter of Credit Expiration Date;
(b)any order, judgment, decree or directive of any Governmental Authority or arbitrator or any Law shall by its terms purport to enjoin, restrain or prohibit Lender from issuing such Letter of Credit or shall impose upon Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which Lender is not otherwise compensated hereunder); or
(c)the issuance of such Letter of Credit would violate one or more policies of Lender applicable to letters of credit generally.
1.3.3Limitations of Lender’s Obligation to Amend Letters of Credit. Lender shall be under no obligation to amend any Letter of Credit if (a) Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (b) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
1.3.4Reimbursement Obligations.
(a)Borrower hereby unconditionally and irrevocably agrees to reimburse Lender for each payment or disbursement made by Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that Lender is reimbursed by Borrower therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from Lender of such payment or disbursement, 3%. Lender shall notify Borrower whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of Lender to so notify Borrower shall not affect the rights of Lender in any manner whatsoever. Nothing in this Section 2.3.4 shall limit or alter Lender’s option to fund a Loan upon the occurrence of a Reimbursement Funding Event.
(b)Borrower’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (ii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting),

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Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Borrower and the beneficiary named in any Letter of Credit), (iii) the validity, sufficiency or genuineness of any document which Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (iv) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Without limiting the foregoing, no action or omission whatsoever by Lender under or in connection with any Letter of Credit or any related matters shall result in any liability of Lender to Borrower, or relieve Borrower of any of its obligations hereunder to any such Person.
1.3.5Letter of Credit Fees. Borrower agrees to pay to Lender the following letter of credit fees: (a) upon the issuance of a Letter Credit, an issuance fee for each Letter of Credit equal to 0.25% of the initial Stated Amount of such Letter of Credit and (b) on each one-year anniversary of the issuance of each Letter of Credit, a letter of credit fee equal to 0.25% of the average daily undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, at Lender’s election, the rate applicable to each Letter of Credit shall be increased by 3% at any time that an Event of Default exists. The letter of credit fee set forth in clause (b) above shall be payable in arrears on the last day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated. In addition, with respect to each Letter of Credit, Borrower agrees to pay to Lender (i) such fees and expenses as Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in the amount and at the times agreed to by Borrower and Lender.
1.3.6Extended Expiry Date. Notwithstanding anything contained in this Section 2.3, (a) Borrower may request that Lender, at Lender’s election, issue Letters of Credit with expiration dates extending beyond the Letter of Credit Expiration Date and the Termination Date (or that Lender permits an automatic extension of any Letter of Credit to a date beyond the earlier of Letter of Credit Expiration Date and the Termination Date) and (b) Borrower may request that Lender extend the Letter of Credit Expiration Date until that date which is eighteen (18) months beyond the Termination Date, in each case subject to the delivery to Lender by Borrower of Cash Collateral, and in any event, such Cash Collateral shall be deposited no later than 30 days prior to the Letter of Credit Expiration Date therefor.
1.3.7Auto-Extension Letters of Credit. If Borrower so requests in any applicable L/C Application, Lender may, in its sole and absolute discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by Lender, Borrower shall not be required to make a specific request to Lender for any such extension.
1.3.8Retroactive Letters of Credit. If Borrower so requests in any applicable L/C Application, Lender may agree to issue a Letter of Credit with an effective date that is before the issuance date of such Letter of Credit (each, a “Retroactive Letter of Credit”). Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, (a) the letter of credit fees set forth in Section 2.3.5 shall be deemed to accrue on a Retroactive Letter of Credit as of the effective date thereof, and such accrued fees shall be due and payable in arrears on the last day of the calendar quarter in which such Retroactive Letter of Credit is issued; (b) all Retroactive Letters of Credit shall be Cash Collateralized simultaneously with the issuance thereof (it being understood that such Cash Collateral cannot be drawn under the Revolving Credit Facility) and (c) the expiry date of any Retroactive Letter of Credit will be

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determined based upon the effective date of such Retroactive Letter of Credit regardless of the issuance date thereof.
1.3.9Role of Lender as Issuer of Letters of Credit. Borrower agrees that, in paying any drawing under a Letter of Credit, Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Lender shall not be responsible for the validity or sufficiency of any instrument endorsing, transferring or assigning or purporting to endorse, transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
1.3.10Applicability of ISP and UCP. Unless otherwise expressly agreed by Lender and Borrower, when a Letter of Credit is issued, the rules of the ISP (or, if required by the applicable Governmental Authority regulating the beneficiary of such Letter of Credit, the UCP) shall apply to each standby Letter of Credit.
1.3.11Conflict with L/C Documents. In the event of any conflict between the terms hereof and the terms of any L/C Document, the terms hereof shall control.
Section 3.
EVIDENCING OF LOANS
1.1Notes. At Lender’s request, the Revolving Credit Facility shall be evidenced by the Revolving Note and the Unsecured Letter of Credit Limit shall be evidenced by the Demand Note.
1.2Recordkeeping. Lender shall record in its records, the date and amount of each Advance made by Lender and each repayment. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Advances owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Note to repay the principal amount of the Advances hereunder, together with all interest accruing thereon.
Section 4.
INTEREST.
1.1Interest Rate. Borrower promises to pay interest on the unpaid principal amount of each Advance for the period commencing on the date of such Advance until such Advance is paid in full at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; provided that at any time an Event of Default exists, at Lender’s election, the interest rate applicable to each Advance shall be increased by 3% (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate plus 3%); provided, however, that the default rate shall automatically terminate if all existing Events of Default have been waived in accordance with the terms of this Agreement. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 12.1(a) or Section 12(c), such increase shall occur automatically. In no event shall interest payable by Borrower to Lender hereunder exceed the maximum rate permitted under Applicable Law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.
1.2Interest Payment Dates. Accrued interest on each Advance shall be payable in arrears on the last day of each month and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Advances shall be payable on demand.

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1.3Setting and Notice of Interest Rates. The applicable Base Rate shall be reasonably determined by Lender, and notice thereof shall be given by Lender promptly to Borrower. Each determination of the applicable Base Rate by Lender shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.
1.4Computation of Interest. Interest on any applicable portion of the outstanding principal balance of an Advance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a 365/366 day year by (c) such portion of the outstanding principal balance of such Advance. Such interest shall be calculated on a daily basis based upon the outstanding principal amount of such Advance as of the applicable date of determination.
Section 5.
REDUCTION OR TERMINATION OF COMMITMENT; PREPAYMENTS.
1.1Reduction or Termination of the Commitment. Borrower may from time to time on at least five Business Days’ prior written notice received by Lender permanently reduce the Commitment to an amount not less than the aggregate undrawn face amount of all outstanding Letters of Credit. Concurrently with any reduction of the Commitment to zero, Borrower shall pay all accrued and unpaid letter of credit fees on the Commitment.
1.2Prepayments.
1.2.1Voluntary Prepayments. Borrower may from time to time prepay the Advances in whole or in part; provided that Borrower shall give Lender notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Advances to be prepaid and the date and amount of prepayment.
1.2.2Mandatory Prepayments. If on any day the Revolving Outstandings exceed the Maximum Revolving Loan Amount, Borrower shall immediately prepay Loans in an amount sufficient to eliminate such excess. If on any day on which the Commitment is reduced pursuant to Section 5.1 the aggregate undrawn face amount of all outstanding Letters of Credit exceeds the Commitment, Borrower shall immediately Cash Collateralize the Letters of Credit in an amount sufficient to eliminate such excess.
1.3Payment of Loans. Each Loan, shall be due and payable in full on the tenth (10th) Business Day following the funding of such Loan. All outstanding principal and interest on Loans shall be paid in full and the Revolving Credit Facility shall terminate on the Revolving Credit Termination Date.
Section 6.
MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.
1.1Making of Payments. All payments of principal or interest on the Advances, and of all fees, shall be made by Borrower to Lender in immediately available funds at the office specified by Lender not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by Lender on the following Business Day. All payments shall be made by Borrower directly to Lender without setoff, counterclaim or other defense.
1.2Application of Certain Payments. So long as no Default or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Section 5.2. Notwithstanding anything to the contrary contained in this Agreement, if an Event of Default has occurred and is continuing Borrower hereby irrevocably waives the right to direct the application of payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees, as between Borrower on the one hand and Lender on the other, that Lender shall have the continuing exclusive right to apply any and all such payments against the Obligations as Lender may deem advisable

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notwithstanding any previous entry by Lender in the loan account maintained by Lender with respect to the Advances or any other books and records.
1.3Due Date Extension. If any payment of principal or interest with respect to any of the Advances, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.
1.4Setoff. Borrower agrees that Lender has all rights of set-off and bankers’ lien provided by Applicable Law, and in addition thereto, Borrower agrees that at any time any Event of Default exists, Lender may apply to the payment of any Obligations of Borrower due and payable hereunder at such time, any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter with Lender. Lender agrees to notify Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
1.5Taxes.
(a)All payments made by Borrower hereunder or under any Loan Documents shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.
(b)If a Withholding Agent shall be required by Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) to deduct any Taxes from or in respect of any sum payable to Lender hereunder or any other Loan Document: (i) such Withholding Agent shall make such deductions; (ii) such Withholding Agent shall pay the full amount deducted to the relevant taxing or other authority in accordance with Applicable Law; and (iii) if the Taxes are Indemnified Taxes, the sum payable shall be increased by Borrower as much as shall be necessary so that after making all the required deductions (including deductions applicable to additional sums payable under this Section 6.5), Lender receives an amount equal to the sum it should have received had no such deductions been made. Without duplication of amounts payable pursuant to the preceding sentence, the Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.
(c)Borrower shall indemnify, and within ten (10) days of demand therefor (without duplication of amounts payable pursuant to Section 6.5(b)), pay Lender for the full amount of Indemnified Taxes and reasonable expenses related thereto (including Indemnified Taxes imposed on amounts received under this Section 6.5) that are paid by, or imposed on, Lender, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable details as to the amount of such payment delivered to the Borrower by Lender shall be conclusive absent manifest error.
(d)If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (i) and (ii) of this Section 6.5(d)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

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(e)If Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 6.5 (including by the payment of additional amounts pursuant to this Section 6.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 6.5(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 6.5(e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 6.5(e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(f)VAT.
(i)All amounts set out or expressed to be payable under a Loan Document by any party to Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes are deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by Lender to any party under a Loan Document and Lender is required to account to the relevant Tax authority for the VAT, that party shall pay to Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT.
(ii)Where a Loan Document requires any party to reimburse or indemnify Lender for any cost or expense, the party shall reimburse or indemnify (as the case may be) Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant Tax authority.
(iii)Any reference in this Section 6.5 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include, where appropriate and unless the context otherwise requires, a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act of 1994 or in the relevant legislation of any other jurisdiction having implemented Council Directive 2003/112/EC).
(iv)In relation to any supply made by Lender to any party under a Loan Document, if reasonably requested by Lender, that party must promptly provide Lender with details of that party’s VAT registration and such other information as is reasonably requested in connection with Lender’s VAT reporting requirements in relation to such supply.
Section 7.
FUNDING LOSSES.
1.1Increased Costs. (i) If, after the date hereof, any Change in Law: shall (i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by Lender; (ii) subject Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations,

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or its deposits reserves, other liabilities or capital attributable thereto; or (iii) impose on Lender any other condition cost or expense (other than Taxes) affecting this Agreement or Advances made by Lender, and the result of any of the foregoing shall be to increase the cost to Lender of making, converting to, continuing, or maintaining any Advance, or of maintaining its obligation to make any such Advance, or to increase the cost to Lender, or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for additional costs incurred or reduction suffered.
(a)If Lender determines that any Change in Law affecting Lender or any lending office of Lender or Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of Lender or the Advances made by Lender to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.
(b)A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(c)Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
1.2Mitigation of Circumstances. Lender shall promptly notify Borrower of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in Lender’s sole judgment, otherwise disadvantageous to Lender) to mitigate or avoid any obligation by Borrower to pay any amount pursuant to Section 7.1 (and, if Lender has given notice of any such event and thereafter such event ceases to exist, Lender shall promptly so notify Borrower). Without limiting the foregoing, Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrower of) any such event and such designation will not, in Lender’s sole judgment, be otherwise disadvantageous to Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.
1.3Conclusiveness of Statements; Survival of Provisions. Determinations and statements of Lender pursuant to the foregoing provisions of this Section 7 shall be conclusive absent demonstrable error. Lender may use reasonable averaging and attribution methods in determining compensation under Section 7.1, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Note(s), expiration or termination of any Letters of Credit and termination of this Agreement.
Section 8.
REPRESENTATIONS AND WARRANTIES.
To induce Lender to enter into this Agreement, issue Letters of Credit and provide the Revolving Credit Facility, Borrower represents and warrants to Lender that:
1.1Organization. Borrower is validly existing and in good standing (to the extent the concept is applicable in such jurisdiction) under the laws of its jurisdiction of organization; and Borrower is duly qualified to do business in each jurisdiction where, because of the nature of its activities or

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properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.
1.2Authorization; No Conflict. Borrower is duly authorized to execute and deliver each Loan Document to which it is a party, is duly authorized to borrow monies hereunder and is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by Borrower of each Loan Document to which it is a party, and the borrowings by Borrower hereunder, do not and will not (a) require any consent or approval of any Governmental Authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of Applicable Law, (ii) the charter, by-laws or other organizational documents of Borrower or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon Borrower or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower (other than Liens in favor of Lender created pursuant to the Collateral Documents), in the case of the foregoing clauses (a), (b)(i) or (c), to the extent the failure to obtain such consent or approval or such conflict would not reasonably be expected to have a Material Adverse Effect.
1.3Validity and Binding Nature. Each of this Agreement and each other Loan Document is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.
1.4No Material Adverse Effect. Since December 31, 2022, there has been no Material Adverse Effect.
1.5Liens. Borrower owns good and, in the case of real property, marketable title to the Collateral, free and clear of all Liens, charges and claims, in each case, except for Permitted Liens.
1.6Equity Ownership. All issued and outstanding Capital Securities of Borrower are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those permitted by this Agreement, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities.
1.7Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.
1.8Compliance with Laws. Borrower is in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
1.9Regulation U. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
1.10Taxes. Borrower has timely filed all federal, material state and other material Tax returns and reports required by law to have been filed by it and has paid all federal, material state and other material Taxes and governmental charges due and payable with respect to such return or otherwise owing by Borrower, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
1.11Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof, with respect to Borrower, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable

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liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including contingent liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.
1.12Information. All information heretofore or contemporaneously herewith furnished in writing by Borrower to Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of Borrower to Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact reasonably necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Lender that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may significantly differ from projected or forecasted results).
1.13Patriot Act; Sanctions; Anti-Corruption.
1.13.1Patriot Act. To the extent applicable, each of Borrower and its Subsidiaries is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, (ii) the Patriot Act, (iii) the Cayman Islands AML Regulations, (iv) the Anti-Terrorism, Crime and Security Act 2001 of the United Kingdom and (v) any European or Irish equivalent of the foregoing.
1.13.2Sanctioned Persons. None of Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any director, officer or affiliate of Borrower or any of its Subsidiaries is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized, incorporated or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, currently, Crimea, the so-called Lubansk People’s Republic, the so-called Donetsk People Republic, Cuba, Iran, North Korea and Syria).
1.13.3Dealings with Sanctioned Persons. For the past five years, neither Borrower nor any of Borrower’s Subsidiaries have knowingly engaged in, or is now knowingly engaged in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was, or whose government is or was, the subject of Sanctions.
1.13.4Anti-Corruption Laws. Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of each Borrower, the agents of Borrower and its Subsidiaries, are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (“FCPA”), the UK Bribery Act 2010 and any other applicable anti-corruption law in any jurisdiction applicable to Borrower, its Affiliates or any party to the Loan Documents, in all material respects. Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance with applicable Sanctions, the FCPA, the UK Bribery Act 2010 and any other applicable anti-corruption laws.
1.14Borrower Information. On the date hereof, Annex B sets forth (a) Borrower’s jurisdiction of organization, (b) the location of Borrower’s chief executive office, (c) Borrower’s exact legal name as it appears on its organizational documents and (d) Borrower’s organizational identification number (to the extent Borrower is organized in a jurisdiction which assigns such numbers) and federal employer identification number.

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Section 9.
AFFIRMATIVE COVENANTS.
Until the expiration or termination of the Commitment and Revolving Credit Facility and thereafter until all Obligations hereunder and under the other Loan Documents (other than contingent Obligations for which no claim has been asserted) are paid in full, Borrower agrees that, unless at any time Lender shall otherwise expressly consent in writing, it will:
1.1Notices and Other Information. Furnish to Lender:
1.1.1Notice of Default; Material Adverse Effect. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by Borrower affected thereby with respect thereto: (a)the occurrence of a Default or an Event of Default; and (b) any other event (including the enactment or effectiveness of any law, rule or regulation) which would reasonably be expected to have a Material Adverse Effect.
1.1.2KYC Information. Promptly from time to time, such information and documentation related to compliance with applicable “know your customer” and anti-money laundering rules and regulations of any jurisdiction applicable to Borrower, its Affiliates or any party to the Loan Documents including without limitation the Proceeds of Crime Act and the Anti-Money Laundering Regulations of the Cayman Islands, the Patriot Act and the Beneficial Ownership Regulation, as any Lender or Agent may reasonably request.
1.1.3Other Information. Promptly from time to time, such other information (including, without limitation, business or financial data, reports, appraisals and projections) concerning Borrower, its properties or business, as Lender may reasonably request.
1.2Books, Records and Inspections. Keep its books and records in accordance with sound business practices reasonably sufficient to allow the preparation of financial statements in accordance with GAAP; permit, at any reasonable time and with reasonable notice, Lender or any representative thereof to inspect its properties and operations, to visit any or all of its offices, to discuss its financial matters with its directors, officers and its independent auditors (and Borrower hereby authorizes such independent auditors to discuss such financial matters with Lender or any representative thereof), and to examine any of its books or other records. All such inspections or audits by Lender shall be at Borrower’s expense, provided that so long as no Default or Event of Default exists, Lender shall not be permitted to conduct and Borrower shall not be required to reimburse Lender for inspections or audits more frequently than twice each Fiscal Year; provided, further, that neither Borrower nor any of its Subsidiaries shall be required to disclose any information that it reasonably determines is entitled to the protection of attorney-client privilege or if such disclosure would violate any Applicable Law or confidentiality agreement.
1.3Insurance. Maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent, against such hazards and liabilities and with such insured amounts and deductibles, as is customarily maintained by companies similarly situated; and, upon the reasonable request of Agent, furnish to Agent original or electronic copies of policies evidencing such insurance.
1.4Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply (and cause each Subsidiary to comply) with all Applicable Laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply would not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure (and cause each Subsidiary to ensure) that no person who owns a controlling interest in or otherwise controls Borrower is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply (and cause each Subsidiary to comply) with all applicable Bank Secrecy Act (“BSA”) and anti-money

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laundering laws and regulations and (d) pay, and cause its Subsidiaries to pay, prior to delinquency, all federal, state and other material Taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require Borrower or such Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.
1.5Maintenance of Existence, etc.. Maintain and preserve (subject to Section 10.4) (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing would not reasonably be expected to have a Material Adverse Effect).
1.6Use of Proceeds. Use (a) the proceeds of the Loans solely for payment of Funding Amounts upon the occurrence of a Funding Event, and (b) the Letters of Credit, solely to replace the Existing Letters of Credit and to support reinsurance agreements or regulatory or supervisory requirements applicable to the Borrower. No part of the proceeds of the Obligations will be (i) used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System, or to reduce or retire any obligation originally incurred to purchase any margin stock, or for any other purpose which would be inconsistent with such Regulations T, U or X or any other Regulations of such Board of Governors; (ii) used, lent, contributed or otherwise made available to any Person (x) to fund any activities of business of or with any Person, or in any country or territory, that at the time of such funding is the subject of Sanctions, or (y) in any manner that would result in a violation of Sanctions by any Person or (z) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law; or (iii) used for any purposes prohibited by any Applicable Laws or by the terms and conditions of this Agreement or any other Loan Document.
1.7Further Assurances. Take such actions as are necessary or as Lender may reasonably request from time to time to ensure that the Obligations of Borrower under the Loan Documents are secured by a first priority perfected Lien in favor of Lender on the Collateral and, in each case as Lender may reasonably determine.
1.8Cash Collateral Account. Prior to or simultaneously with the issuance of the first Letter of Credit, (i) the Cash Collateral Account shall have been opened (and shall at all times be maintained) at CIBC US; (b) Borrower shall have delivered the Account Pledge Agreement and Blocked Account Agreement; and (c) Agent shall have filed a UCC Financing Statement with the District of Columbia Recorder of Deeds substantially in the form attached hereto as Exhibit E. Borrower acknowledges that the Cash Collateral Account shall at all times be subject to Lender’s sole control pursuant to the Blocked Account Agreement and Lender is authorized to withdraw funds from the Cash Collateral Account solely to apply such funds for any payments due hereunder (after giving effect to any grace period provided herein), including, without limitation, payments due as a result of the acceleration of the Obligations pursuant to Section 12.2.
Section 10.
NEGATIVE COVENANTS
Until the expiration or termination of the Commitment and Revolving Credit Facility and thereafter until all Obligations hereunder and under the other Loan Documents (other than contingent Obligations for which no claim has been asserted) are paid in full, Borrower agrees that, unless at any time Lender shall otherwise expressly consent in writing, it will:
1.1Debt. Not create, incur, assume or suffer to exist any Debt, except: (a) Obligations under this Agreement and the other Loan Documents; (b) Debt permitted by the terms of the Term Loan Agreement and (c) other Debt, the incurrence of which would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

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1.2Liens. Not create or permit to exist any Lien on any of the Collateral, except Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed.
1.3Restricted Payments. Not (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any subordinated Debt or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) Borrower may make any such payments which are permitted by the Term Loan Agreement and (ii) the making of such payment would not reasonably be expected to have a Material Adverse Effect.
1.4Mergers. Not consolidate or merge with or into any other Person unless Borrower is the surviving entity of such merger or consolidation.
1.5Sales. Not sell or otherwise dispose of its assets unless such sale or disposition would not reasonably be expected to result in a Material Adverse Effect.
1.6Modification of Organizational Documents. Not amend or modify its charter, by-laws or other organizational documents in any way which would reasonably be expected to materially adversely affect the interests of the Lenders and not change its state of formation or its organizational form without prior written notice to the Agent.
1.7Business Activities; Issuance of Equity. Not engage in any line of business other than the businesses engaged in on the date hereof and businesses (including, without limitation, insurance and reinsurance businesses) reasonably related thereto. Not issue any Capital Securities other than any issuance of shares of Borrower’s Capital Securities that does not result in a Change of Control.
Section 11.
EFFECTIVENESS; CONDITIONS OF LENDING, ETC.
1.1Effectiveness. The effectiveness of this Agreement is subject to the following conditions precedent, each of which must be satisfied in a manner satisfactory to Lender:
1.1.1Documentation. Lender shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to Lender), in form and substance satisfactory to Lender (and the date on which all such conditions precedent have been satisfied or waived in writing by Lender is called the “Closing Date”):
(a)Agreement and Notes. This Agreement and, to the extent requested by Lender, a Note made payable to Lender.
(b)Authorization Documents. Borrower’s (A) charter, certificate of incorporation and memorandum or articles of association (or similar formation or registration document), certified by the appropriate Governmental Authority; (B) good standing certificates (or local equivalents, if available) in its state or jurisdiction of incorporation (or formation or registration) and in each other jurisdiction where the failure to be qualified to do business would reasonably be expected to have a Material Adverse Effect; (C) bylaws or memorandum and articles of association (or similar governing document); (D) resolutions of its board of directors (or similar governing body) approving and authorizing Borrower’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (E) signature and incumbency certificates of its officers or directors executing any of the Loan Documents (it being understood that Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) or director as being in full force and effect without modification.

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(c)Opinions of Counsel. Opinions of counsel for each Borrower, including local counsel reasonably requested by Lender.
(d)Solvency Certificate. A Solvency Certificate executed by a Senior Officer of Borrower.
1.1.2Payment of Fees. Evidence of payment by Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, including, without limitation, an upfront fee payable to Lender in the amount of $100,000, together with all Attorney Costs of Lender to the extent invoiced two (2) Business Days prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Lender’s reasonable estimate of Attorney Costs incurred or to be incurred by Lender through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Lender).
1.1.3Search Results; Lien Terminations. Reasonably requested lien searches from the District of Columbia Recorder of Deeds disclosing no Liens other than Permitted Liens and evidence that any prohibited Liens have been or will, simultaneously with closing, be terminated.
1.1.4Other. Such other documents as Lender may reasonably request.
1.2Conditions to Issuance. The obligation of Lender to issue a Letter of Credit is subject to the following further conditions precedent that:
1.2.1Compliance with Warranties, No Default, etc. Both before and after giving effect to such Letter of Credit , the following statements shall be true and correct:
(a)the representations and warranties of Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and
(b)no Default or Event of Default shall have then occurred and be continuing.
1.2.2Letter of Credit Documents. Lender shall have received the Letter of Credit Documents as and when required by the terms of this Agreement.
1.2.3Existing Letter of Credit. Lender shall have received a copy of the Existing Letter of Credit that is being replaced with the requested Letter of Credit.
Section 12.
EVENTS OF DEFAULT AND THEIR EFFECT.
1.1Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
1.1.1Non-Payment of the Advances, etc. Default in the payment when due of the principal of any Advance; or default, and continuance thereof for five (5) days, in the payment when due of any interest, fee or other amount payable by Borrower hereunder or under any other Loan Document.
1.1.2Term Loan Agreement. Any “Event of Default” shall occur under the terms of the Term Loan Agreement for so long as such “Event of Default” is unremedied and not waived by the requisite lenders under the Term Loan Agreement.
1.1.3Bankruptcy, Insolvency, etc. Parent or Borrower becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or Parent or Borrower applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for Parent or Borrower or any property thereof, or makes a general assignment for the

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benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Parent or Borrower or for a substantial part of the property of any thereof and is not discharged, stayed, dismissed or bonded pending appeal within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of Parent or Borrower, and if such case or proceeding is not commenced by Parent or Borrower, it is consented to or acquiesced in by Parent or Borrower, or remains for 60 days undismissed, undischarged, unstayed or unbonded; or Parent or Borrower takes any action to authorize, or in furtherance of, any of the foregoing.
1.1.4Non-Compliance with Loan Documents. (i) Failure by Borrower to comply with or to perform any covenant set forth in Sections 9.1.1(a), 9.2 (with respect to inspections), 9.3, 9.5 (solely with respect to existence of Borrower), 9.6, 9.8 or 10 or (ii) failure by Borrower to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 12.1) and continuance of such failure described in this clause (ii) for 30 days following the earlier to occur of (a) Borrower’s knowledge of such failure and (b) written notice thereof from Lender to Borrower.
1.1.5Representations; Warranties. Any representation or warranty made by Borrower herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by or on behalf of Borrower to Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.
1.1.6Invalidity of Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect; or Borrower (or any Person by, through or on behalf of Borrower) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.
1.1.7Change of Control. A Change of Control shall occur.
1.2Effect of Event of Default. If any Event of Default described in Section 12.1.3 shall occur in respect of Borrower, the Commitment and Revolving Credit Facility shall immediately terminate and the Advances and all other Obligations hereunder shall become immediately due and payable and Borrower shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Lender may declare the Commitment and Revolving Credit Facility to be terminated in whole or in part and/or declare all or any part of the Advances and all other Obligations hereunder to be due and payable and/or demand that Borrower immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitment and Revolving Credit Facility shall immediately terminate (or be reduced, as applicable) and/or the Advances and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or Borrower shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind. Lender shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration. Any Cash Collateral delivered hereunder shall be held by Lender (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such Cash Collateral shall be applied by Lender to any remaining Obligations hereunder and any excess shall be delivered to Borrower or as a court of competent jurisdiction may elect.
Section 13.
GENERAL.
1.1Waiver; Amendments. No delay on the part of Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in

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writing and acknowledged by Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
1.2Confirmations. Borrower and Lender agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Advances.
1.3Notices. All notices hereunder shall be in writing (including email) and shall be sent to the applicable party at its address shown on Annex A or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by email shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received.
1.4Costs and Expenses. Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of Lender (including Attorney Costs) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable and documented out-of-pocket costs and expenses (including Attorney Costs) incurred by Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition Borrower agrees to pay, and to save Lender harmless from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Lender of its rights pursuant to Section 9.2. All Obligations provided for in this Section 13.4 shall survive repayment of the Advances, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.
1.5GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
1.6Confidentiality. As required by federal law and Lender ‘s policies and practices, Lender may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. Lender agrees to maintain as confidential all information provided to them by Borrower and designated as confidential, except that Lender may disclose such information (a) to Persons employed or engaged by Lender in evaluating, approving, structuring or administering the Advances and the Commitment; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 13.6 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Lender is a party; (f) to any nationally recognized rating agency that requires access to information about Lender’s investment portfolio in connection with ratings issued with respect to Lender; (g) to any Affiliate of Lender or any other Person who may provide bank products to Borrower; (h) to Lender’s independent auditors and other professional advisors as to which such information has been identified as confidential, it being understood that any such person shall be advised of the confidential nature of such information and instructed to keep such information confidential; or (i) that ceases to be confidential through no fault of Lender. Notwithstanding the foregoing, Borrower consents to the publication by Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Lender reserves the right to provide to

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industry trade organizations information necessary and customary for inclusion in league table measurements. If any provision of any confidentiality agreement, non-disclosure agreement or other similar agreement between Borrower and Lender conflicts with or contradicts this Section 13.6 with respect to the treatment of confidential information, this section shall supersede all such prior or contemporaneous agreements and understandings between the parties.
1.7Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of Borrower and rights of Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by Applicable Law.
1.8Nature of Remedies. All Obligations of Borrower and rights of Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by Applicable Law. No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
1.9Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Lender.
1.10Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws governing this Agreement based on the Uniform Electronic Transactions Act or otherwise. Electronic records of executed Loan Documents maintained by Lender shall be deemed to be originals.
1.11Successors and Assigns. This Agreement shall be binding upon Borrower, Lender and their respective successors and assigns, and shall inure to the benefit of Borrower, Lender and the successors and assigns of Lender. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Borrower shall not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Lender.
1.12Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
1.13Customer Identification - USA Patriot Act Notice. CIBC US (for itself and not on behalf of any other party) hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow CIBC US, as applicable, to identify Borrower in accordance with the Act.

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1.14INDEMNIFICATION BY BORROWER. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT LENDER AND THE AGREEMENT TO EXTEND THE COMMITMENT PROVIDED HEREUNDER, BORROWER HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY PURCHASE OF CAPITAL SECURITIES OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE ADVANCES, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY BORROWER, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY BORROWER OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH BORROWER OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, BORROWER HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 13.14 SHALL SURVIVE REPAYMENT OF THE ADVANCES, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT. THIS SECTION 13.14 SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.
1.15Nonliability of Lender. The relationship between Borrower on the one hand and Lender on the other hand shall be solely that of borrower and lender. Lender has no fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Borrower, on the one hand, and Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Lender undertakes no responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations. Borrower agrees that Lender shall have no liability to any Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY LENDER PARTY, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR LETTER OF CREDIT, OR THE USE OF THE PROCEEDS THEREOF. NO LENDER PARTY SHALL BE

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LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Borrower acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among Borrower and Lender
1.16FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
1.17WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
1.18Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) any effects of any Bail-in Action on any such liability.
The following terms shall have the following meanings:
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

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“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.19Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree that (a) if a Covered Entity party to such Supported QFC becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit

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of such QFC Credit Support (and any interest and obligation therein or thereunder, and any property rights relating thereto) from such Covered Entity will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime, and (b) if such Covered Entity or a BHC Act Affiliate thereof becomes subject to such a proceeding, Default Rights under the Loan Documents that might otherwise be exercised against such Covered Entity relating to such Supported QFC or any QFC Credit Support are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime.
The following terms shall have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and interpreted in accordance with, 12 C.F.R. § § 252.81, 47.2 or 382.1 as applicable.
“QFC” has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“U.S. Special Resolution Regimes” means the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
[Signature pages follow]

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The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.
BORROWER:
GREENLIGHT REINSURANCE, LTD.
By:    /s/ Faramarz Romer
    Faramarz Romer
    Chief Financial Officer

CIBC BANK USA, as Agent and as a Lender
By:    /s/Amanda Buzdum
    Amanda Buzdum, Managing Director

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ANNEX A
ADDRESSES FOR NOTICES
BORROWER:
Greenlight Reinsurance, Ltd.
65 Market St., Suite 1207
Jasmine Court, Camana Bay
P.O. Box 31110, KY1-1205
Grand Cayman, Cayman Islands
Attention: Faramarz Romer
Email: faramarz@greenlightre.ky

With copy to:

Greenlight Reinsurance, Ltd.
65 Market St., Suite 1207
Jasmine Court, Camana Bay
P.O. Box 31110, KY1-1205
Grand Cayman, Cayman Islands
Attention: David Sigmon
Email: dsigmon@greenlightre.ky

CIBC BANK USA, as Agent and a Lender
Notices of Borrowing, Conversion, Continuation
CIBC Bank USA
120 S. LaSalle St.
Chicago, Illinois 60603
Attention: Amanda Buzdum
Email: Amanda.buzdum@cibc.com
All Other Notices
CIBC Bank USA
120 S. LaSalle St.
Chicago, Illinois 60603
Attention: Amanda Buzdum
Email: Amanda.buzdum@cibc.com
With copy to:
Locke Lord LLP
111 South Wacker Drive
Chicago, Illinois 60606
Attention: Juliane Dziobak, Esq.
Email: julie.dziobak@lockelord.com
Annex A to Credit Agreement
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ANNEX B
BORROWER INFORMATION

(a) Borrower’s jurisdiction of organization	Cayman Islands
(b) the location of Borrower’s chief executive office	65 Market St., Suite 1207, Jasmine Court, Camana Bay, P.O. Box 31110, KY1-1205, Grand Cayman, Cayman Islands
(c) Borrower’s exact legal name as it appears on its organizational documents	Greenlight Reinsurance, Ltd.
(d) Borrower’s organizational identification number (to the extent Borrower is organized in a jurisdiction which assigns such numbers) and federal employer identification number	137831

Annex B to Credit Agreement
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